List of Subsidiaries


1.                  G. S. Capital Corp.
2.                  Carly Holdings, Inc.
3.                  Meryka, Inc.
4.                  Mersa Corp.
5.                  General Armored Corporation
6.                  General Debit Corporation
7.                  General Check Cashing Corporation
8.                  CCC Acquisition LLC
9.                  GCC of Williamsburg, Inc.